UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 31, 2009

NEOHYDRO TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

NEVADA	333-149680
(State or other jurisdiction of incorporation)	(Commission File No.)

11200 Westheimer
Suite 900
Houston, Texas 77042
(Address of principal executive offices and Zip Code)

888-827-6609
(Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

ITEM 1.02      TERMINATION OF MATERIALLY DEFINITIVE AGREEMENT

     On March 31, 2009, Neohydro Corp. terminated its licensing agreement with us as a result of our failure to comply with the funding schedule set out in Section 3.2 of the Licensing Agreement. On September 25, 2008 we reported in our Form 8-K that on September 22, 2008, we entered into a licensing agreement with Neohydro Corp., a Nevada corporation located in Houston Texas (“Neohydro Corp.”) and Dean Themy (“Themy”) whereby we were granted a worldwide license from Neohydro Corp. to use its intellectual property rights for the purposes of developing, modifying, marketing, selling, offering or otherwise distributing products for the treatment of industrial water. Specifically excluded therefrom was the right to manufacture products. We also executed an non-compete agreement with Neohydro Corp. The fee for the license was $1,400,000 payable as follows: $100,000 by September 26, 2008; $150,000 by October 15, 2008; $250,000 by October 30, 2008; $300,000 by January 15, 2009; $300,000 by April 15, 2009; and, $300,000 by July 15, 2009. In addition we were obligated to issue to Neohydro Corp. an amount of common stock equal to the value of 20% of our total outstanding common shares or approximately 14,560,000 restricted shares of common stock. Also we were obligated to pay a royalty of 10% of the gross proceeds from the sale of products.

     As a result of our breach the foregoing licensing agreement has been terminated and the license withdrawn.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 3rd day of April 2009.

NEOHYDRO TECHNOLOGIES CORP.

BY:	DEAN THEMY
Dean Themy
President, Principal Accounting Officer,
Principal Executive Officer, Principal
Financial Officer, Treasurer and sole member
of the Board of Directors.